Exhibit 10.7

AMENDMENT

This Amendment (the “Amendment”) is dated as of June 2, 2021 (the “Effective Date”) and is between TerrAscend Corp., a corporation existing under the laws of the Province of Ontario (the “Corporation”) and Lisa Swartzman, an individual residing in the City of Toronto of the Province of Ontario (“Swartzman”). The Corporation and Swartzman are each referred to herein as “Party” and collectively as “Parties”.

WHEREAS the Corporation and Swartzman entered into an Independent Contractor Agreement on December 1, 2019 (the “Contractor Agreement”) whereby the Corporation retained Swartzman to provide strategy, finance and other consulting services for a period running from December 1, 2019 to June 30, 2020 (the “Consulting Services”), and, as consideration for providing the Consulting Services, the Corporation agreed to grant Swartzman 500,000 options to purchase common shares of the Corporation pursuant to certain terms and conditions (the “Options”);

AND WHEREAS the Corporation and Swartzman entered into an option agreement on May 8, 2020 (the “Option Agreement”) which memorialized the terms and conditions regarding the grant of the aforementioned Options;

AND WHEREAS pursuant to the Option Agreement 166,667 of the Options have vested and may be exercised with no restrictions until May 8, 2025;

AND WHEREAS the Contractor Agreement expired on June 30, 2020, and Sections 4, 6 and 7 of the Contractor Agreement survived expiration of the Contractor Agreement;

AND WHEREAS Swartzman has agreed to cancel and release 250,000 of the Options provided that: (i) her remaining 250,000 Options are fully vested as of the Effective Date which she can exercise with no restrictions until May 8, 2025; and (ii) the Corporation nominates Swartzman at the annual general meeting of the shareholders on June 28, 2021 for appointment as a director for the coming year and she is elected as a director at such meeting;

AND WHEREAS the Parties have agreed to amend certain provisions of the Contractor Agreement and restate the Option Agreement in its entirety, as further set out in this Amendment; and

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Subject to satisfaction of the condition set out in Section 3 below, the Option Agreement shall be restated in its entirety with the option agreement attached hereto as Schedule “A” which will be executed by the Parties concurrently with the execution of this Amendment but will not be effective unless such condition is satisfied.

2.	All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of Ontario or any other jurisdiction).

3.	This Amendment (and the restated Option Agreement) is conditional on Swartzman’s reappointment to the Corporation’s board of directors at the annual general meeting of shareholders on June 28, 2021. The Corporation’s present intention and expectation is for Swartzman to serve on the board of directors at least until the Corporation’s next annual general meeting of shareholders in 2022 absent a shareholder vote in the context of a change of control resulting in the reconstitution of the Corporation’s board of directors.

4.	This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

TERRASCEND CORP.

By:	/s/ Ed Schutter

Name:	Ed Schutter
Title:	Director

By:	/s/ Jason Marks

Name:	Jason Marks
Title:	Chief Legal Officer

/s/ Lisa Swartzman
LISA SWARTZMAN

TERRASCEND CORP.

OPTION AGREEMENT

THIS AGREEMENT is dated as of June 2, 2021 (the “Effective Date”) between TerrAscend Corp. (the “Corporation”) and Lisa Swartzman (the “Participant”).

CONTEXT:

A.            The Corporation has a stock option plan with an effective date of March 8, 2017 (as it may be amended at any time in accordance with its terms, the “Plan”). A copy of the Plan in effect on the date of this agreement has been (or is concurrently being) provided to the Participant.

B.            The board of directors of the Corporation authorized the granting to the Participant of 500,000 options under the Plan.

THEREFORE, the parties agree as follows:

1.             The Plan. The Participant agrees to be bound by the terms of the Plan (which may be amended). The terms and conditions of the Plan are deemed to be incorporated into and to form a part of this agreement. In the event of any inconsistency between the terms of the Plan and the terms of this agreement, the terms of the Plan will prevail.

2.             Grant of Option. The Corporation confirms, and the Participant accepts, the original grant of options (the “Options”) to purchase 250,000 common shares in the capital of the Corporation (the “Shares”). The Participant confirms the cancellation and release of 250,000 of the options originally issued.

3.             Exercise Price. The exercise price under the Options will be $2.94, being the greater of the closing market prices on the date the consulting agreement (the “Consulting Agreement”) pursuant to which the options were issued was entered into, being January 27, 2020, and the trading day prior to that day.

4.             Vesting. The Options shall become fully vested and exercisable as of the Effective Date.

5.             Exercise of Vested Option. The Options may be exercised, in whole or in part, at any time up to and including 5:00 p.m. (Toronto time) on May 8, 2025. To exercise the Options, in whole or in part, all conditions for exercise under the Plan must have been met, and the Participant must either: (a) cashless exercise the Options through the Corporation’s equity plan administrator; or (b) deliver to the Corporation a written notice of exercise, substantially in the form of Schedule “A” to this agreement, accompanied by payment in full of the exercise price of the Shares to be purchased, and payment of the exercise price must be made by cash, bank draft or certified cheque.

6.             Effect of Termination. The expiry of the Options will be accelerated if the Participant ceases to be an Eligible Person (as defined in the Plan), as set out in further detail in section 4.10 of the Plan.

7.             Withholding Taxes. The Corporation may take reasonable steps for the withholding of any taxes or other source deductions that it is required to remit in connection with the Options or any issuance of Shares upon the exercise of the Options, as described in more detail in the Plan.

8.             Transferability. The Participant will not, directly or indirectly, transfer or assign the Options, except as expressly permitted in the Plan.

9.             Rights of Participant. The Participant will not have any rights as a shareholder of the Corporation with respect to any of the Shares issuable on exercise of the Options until the Participant has exercised the Options in accordance with the terms of the Plan and has been issued the Shares. Nothing in the Plan or this agreement will confer on the Participant any right to continue in the employment or service of the Corporation or any Subsidiary (as defined in the Plan) or affect in any way the right of the Corporation or any Subsidiary to terminate the Participant’s employment or service at any time.

10.           Independent Legal Advice. The Participant acknowledges that it has had the opportunity to receive independent legal advice from its own counsel with respect to the terms of this agreement, and understands the risks associated with acquiring Shares pursuant to the Plan.

11.           Enurement. This agreement enures to the benefit of and is binding upon the parties and their respective heirs, successors, assigns and representatives.

12.            Governing Law. This agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

13.            Time of Essence. Time is of the essence in all respects of this agreement.

14.            Counterparts. This agreement may be executed and delivered by the parties in one or more counterparts, each of which will be an original, and those counterparts will together constitute one and the same instrument.

15.            Electronic Signatures. Delivery of this agreement by facsimile, e-mail or other functionally equivalent electronic means of transmission constitutes valid and effective delivery.

TERRASCEND CORP.

By:	/s/ Ed Schutter

Name:	Ed Schutter
Title:	Director

By:	/s/ Jason Marks

Name:	Jason Marks
Title:	Chief Legal Officer

/s/ Lisa Swartzman
LISA SWARTZMAN

SCHEDULE “A” TO OPTION AGREEMENT

TERRASCEND CORP.
STOCK OPTION PLAN
NOTICE OF EXERCISE

TO:	TERRASCEND CORP. (the “Corporation”)

DATE:

RE:	Stock Option Plan (the “Plan”)

I refer to the option (the “Option”) granted to me under the Plan and evidenced by an option agreement dated ______________, 20__, under which I was granted, subject to the terms of that option agreement, an option to subscribe for common shares in the capital of the Corporation (the “Shares”).

I subscribe for ___________ Shares under the Option at $_______________ per Share, payment for whichin the aggregate amount of $_____ accompanies this subscription.

Will you please cause those Shares to be registered as follows:

(Insert full name and address of purchaser including postal code.)

and forward the relevant certificate to the registered holder at the address shown above.

Signed,

(Signature)

(Name)